Exhibit 99.1

NEWS RELEASE

Kimco Realty Names Two Corporate Vice Presidents

Expanded Roles for Paul Westbrook and David Bujnicki

NEW HYDE PARK, N.Y., Feb. 29, 2012 – Kimco Realty Corp., North America’s largest owner and operator of neighborhood and community shopping centers, today announced that the company’s board of directors has named Paul Westbrook and David Bujnicki corporate vice presidents, effective Feb. 23.

Paul Westbrook was promoted to corporate vice president and chief accounting officer. He has been with Kimco for nine years, most recently as vice president of financial reporting. In his new role, Mr. Westbrook reports to CFO Glenn Cohen and is responsible for the company’s accounting policies and procedures, financial reporting activities and interface with internal and external audit groups.

David Bujnicki, formerly senior director of investor relations, was promoted to corporate vice president and vice president of investor relations and corporate communications, reporting to CEO David Henry. In this expanded role, Mr. Bujnicki retains oversight of investor relations and assumes leadership of marketing and the newly formalized corporate communications function. He has been with Kimco for eight years.

 “We congratulate Paul and David on their well-deserved promotions to corporate officers,” said Kimco CEO David Henry. “The board has recognized their exceptional leadership skills in managing and communicating Kimco’s financials and other strategic activities. We welcome them as important additions to our senior management team.”

ABOUT KIMCO

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that owns and operates the largest portfolio of neighborhood and community shopping centers in North America. As of Dec. 31, 2011, the company owned interests in 946 shopping centers comprising 138 million square feet of leasable space across 44 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 50 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

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CONTACT:

David F. Bujnicki
Vice President, Investor Relations and Corporate Communications
1-866-831-4297
dbujnicki@kimcorealty.com